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FORM 4

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
           STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP OF SECURITIES

[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

                                                            OMB APPROVAL

                                                     OMB Number 3235-0287
                                                     Expires:  December 31, 2001
                                                     Estimated average burden
                                                     hours per response: .... .5

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


________________________________________________________________________________
1.   Name and Address of Reporting Person*

Beliveau, Eugene A.

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   (Last)                           (First)             (Middle)

c/o LSB Corporation
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30 Massachusetts Avenue
North Andover, MA   01845
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   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

LSB Corporation (LSBX)

________________________________________________________________________________
3.   IRS or Social Security Number of Reporting Person (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year

July 2001

________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [ ]  10% Owner
     [ ]  Officer (give title below)           [ ]  Other (specify


________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable Line)

     [X]  Form filed by One Reporting Person
     [ ]  Form filed by More than One Reporting Person
________________________________________________________________________________


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             TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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
                                                                                                               6.
                                                                 4.                             5.             Owner-
                                                                 Securities Acquired (A) or     Amount of      ship
                                                    3.           Disposed (D)                   Securities     Form:      7.
                                                    Transaction  (Instr. 3, 4 and 5)            Beneficially   Direct     Nature
                   2.                               Code         ---------------------------    Owned at End   (D) or     of
1.                 Transaction                      (Instr. 8)                  (A)             of Month       Indirect   Beneficial
Title of Security  Date                             -----------    Amount       or     Price    (Instr. 3      (I)        Ownership
(Instr. 3)         (Month/Day/Year)                 Code     V                  (D)             and 4)         (Instr.4)  (Instr. 4)
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


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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

          * If the form is filed by more than one reporting person, see Instruction 4(b)(v).




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FORM 4 (CONTINUED)

              TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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
                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                2.                                                                                        Deriv-    of
                Conver-                       5.                               7.                         ative     Deriv-   11.
                sion                          Number of                        Title and Amount           Secur-    ative    Nature
                of                            Derivative    6.                 of Underlying     8.       ities     Secur-   of
                Exer-              4.         Securities    Date               Securities        Price    Bene-     ity:     In-
                cise     3.        Trans-     Acquired (A)  Exercisable and    (Instr. 3 and 4)  of       ficially  Direct   direct
                Price    Trans-    action     or Disposed   Expiration Date    ----------------  Deriv-   Owned     (D) or   Bene-
1.              of       action    Code       of(D)         (Month/Day/Year)             Amount  ative    at End    In-      ficial
Title of        Deriv-   Date      (Instr.    (Instr. 3,    ----------------             or      Secur-   of        direct   Owner-
Derivative      ative    (Month/   8)         4 and 5)      Date     Expira-             Number  ity      Month     (I)      ship
Security        Secur-   Day/      ---------  ------------  Exer-    tion                of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)      ity      Year)     Code   V    (A)    (D)   cisable  Date      Title     Shares  5)       4)        4)       4)
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
OPTION TO BUY   $ 13.90  07-26-01   A     V   2,000           (1)    07/26/11  COMMON     2,000            2,000       D
COMMON STOCK                                                                   STOCK
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

Explanation of Responses:

     (1) The option becomes exercisable in three annual increments of 1,000 shares on 7/26/02, 500 shares on 7/26/03 and 500 shares on 7/26/04.

                         /s/ Eugene A. Beliveau                  08/23/01
                         -----------------------------------     ---------------
                             Eugene A. Beliveau                  Date

                             **Signature of Reporting Person


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:  File three copies of this Form, one of which must be manually signed.

       If space provided is insufficient, see Instruction 6 for procedure.




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